UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 1, 2013

The St. Joe Company

(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida	32413
(Address of Principal Executive Offices)	(Zip Code)

(850) 231-6400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Chief Financial Officer

As previously reported in a Current Report on Form 8-K filed on March 27, 2013 with the Securities and Exchange Commission, Tom Hoyer and The St. Joe Company (the “Company”) entered into an agreement on March 25, 2013, pursuant to which Mr. Hoyer’s services as Chief Financial Officer and his employment with the Company would terminate on a future agreed upon date. Mr. Hoyer’s last day with the Company will be October 23, 2013.

(c), (e) Appointment of Chief Financial Officer

On October 1, 2013, the Company announced that Marek Bakun, age 41, was appointed as Senior Vice President and Chief Financial Officer effective as of October 7, 2013. From February 2011 until October 2013, Mr. Bakun served as Chief Financial Officer and Treasurer of Orleans Homebuilders, Inc., in Bensalem, Pennsylvania. From October 2010 to February 2011, Mr. Bakun served in a senior finance position for MDC Holdings, Inc., a homebuilder which builds under the name Richmond American Homes, where he provided financial analysis in connection with systems implementation in two of the company’s U.S. markets and provided financial analysis on other initiatives. From April 2008 to October 2010, Mr. Bakun served as Chief Financial Officer and Treasurer for Mattamy Homes Corporation with responsibility for financial controls in its five U.S. markets. From 1999 to April 2008, Mr. Bakun served in positions of increasing responsibility for Morrison Homes, which merged into Taylor Morrison Homes during his tenure, and was appointed Vice President and Chief Financial Officer in August 2006.

Mr. Bakun is a Certified Public Accountant.

In connection with his appointment as Senior Vice President and Chief Financial Officer, the Company entered into an employment agreement with Mr. Bakun, on October 1, 2013, to serve in those positions for a period of one year, commencing on October 7, 2013. On April 1, 2014 and on each successive one year anniversary from that date, the employment agreement will automatically renew for an additional year, unless it is terminated at least 30 days prior to the applicable renewal date.

Pursuant to the employment agreement, Mr. Bakun will receive an annual base salary of $350,000, which may be increased by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Mr. Bakun is eligible for an annual cash bonus with a target award equal to 100% of his base salary rate. For the 2013 plan year only, the target bonus is guaranteed and prorated based upon his first date of employment.

The employment agreement provides that, upon termination of Mr. Bakun’s employment following his resignation for good cause, for a reason other than for cause or due to his death or disability, Mr. Bakun is entitled to receive (i) an amount equal to his annual base salary as of the termination date, paid ratably over a 12 month period following such date and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that Mr. Bakun has as of the termination date, which will be paid for a period of 18 months. The employment agreement provides for noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Mr. Bakun’s severance payment is conditioned upon his execution of a separation and release agreement. Mr. Bakun will also receive $100,000 for relocation expenses.

There is no arrangement or understanding between Mr. Bakun and any other person pursuant to which Mr. Bakun was appointed as Senior Vice President and Chief Financial Officer. There are no family relationships between Mr. Bakun and any of the Company’s directors and executive officers, and Mr. Bakun is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.52	Employment Agreement dated October 1, 2013 by and between the Company and Marek Bakun.

99.1	Press release issued by The St. Joe Company on October 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

By:	/s/ Kenneth M. Borick
Kenneth M. Borick
Senior Vice President and General Counsel

Date: October 3, 2013